EXHIBIT 2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-46772 of PG&E Corporation on Form S-8 of our report dated May 13, 2003, except for Note 6, for which the date is June 19, 2003, appearing in the Annual Report on Form 11-K of the Pacific Gas and Electric Company Savings Fund Plan for Union Represented Employees for the year ended December 31, 2002.

/s/  Mah & Associates, LLP

San Francisco, California
June 27, 2003